Exhibit 10.68

EXECUTION VERSION

MEMBER GUARANTY

This MEMBER GUARANTY (the “Guaranty”) is made and entered into as of December 16, 2019, by PARLEX 15 HOLDCO, LLC, a Delaware limited liability company (“Guarantor”) having an address at 345 Park Avenue, New York, New York 10154, for the benefit of DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH, a branch of a foreign banking institution, whose address is 60 Wall Street, 10th Floor, New York, New York 10005 (“Buyer”). This Guaranty is made with reference to the following facts:

A. Parlex 15 Finco, LLC, a Delaware limited liability company (“Master Seller”; Master Seller and each Series Seller (as defined in the Repurchase Agreement (defined below)) formed by Master Seller under the Repurchase Agreement, collectively, “Seller”), and Buyer have entered into that certain Second Amended and Restated Master Repurchase Agreement, dated as of the date hereof (as amended, modified and/or restated, the “Repurchase Agreement”), pursuant to which Buyer may purchase Purchased Loans (as defined in the Repurchase Agreement) from Seller with a simultaneous agreement from Seller to repurchase such Purchased Loans at a date certain or on demand (the “Transactions”);

B. Buyer has requested, as a condition of entering into the Transaction Documents, that Guarantor deliver to Buyer this Guaranty;

C. Guarantor is the parent of Seller and directly controls Seller;

D. Guarantor expects to benefit if Buyer enters into the Transaction Documents with Seller, and desires that Buyer enter into the Transaction Documents with Seller; and

E. Buyer would not enter into the Transaction Documents with Seller unless Guarantor executed this Guaranty. This Guaranty is therefore delivered to Buyer to induce Buyer to enter into the Transaction Documents.

NOW, THEREFORE, in exchange for good, adequate, and valuable consideration, the receipt of which Guarantor acknowledges, and to induce Buyer to enter into the Transaction Documents, Guarantor agrees as follows:

1. Definitions. For purposes of this Guaranty, the following terms shall be defined as set forth below. In addition, any capitalized term used herein which is defined in the Repurchase Agreement but not defined in this Guaranty shall have the meaning ascribed to such term in the Repurchase Agreement.

(a) “Costs” means all reasonable and documented out-of-pocket costs and expenses actually incurred by Buyer in any Proceeding or in obtaining legal advice and assistance in connection with any Proceeding, any Guarantor Litigation, or any default by Seller under the Transaction Documents or by Guarantor under this Guaranty (including any breach of a representation or warranty contained in this Guaranty), including, without limitation, reasonable attorneys’ fees of Buyer’s outside counsel, disbursements, court costs and expenses.

(b) “Guarantied Obligations” means Seller’s obligations to fully and promptly pay all sums owed to Buyer under the Repurchase Agreement and the other Transaction Documents, at the times and according to the terms required by the Transaction Documents, including the Repurchase Price for each Purchased Loan, accrued interest, default interest, costs or fees (including any such interest, costs or fees arising from and after the filing of an Insolvency Proceeding against Seller) without regard to any modification, suspension, or limitation of such terms not agreed to by Buyer, such as a modification, suspension, or limitation arising in or pursuant to any Insolvency Proceeding affecting Seller.

(c) “Guarantor Litigation” means any litigation, arbitration, investigation, or administrative proceeding of or before any court, arbitrator, or governmental authority, bureau or agency that relates to or affects this Guaranty or any asset(s) or property(ies) of Guarantor.

(d) “Insolvency Proceeding” means any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other insolvency, bankruptcy, reorganization, liquidation, or like proceeding under any Bankruptcy Laws.

(e) “Lien” means any mortgage, lien, encumbrance, charge or other security interest, whether arising under contract, by operation of law, judicial process or otherwise.

(f) “Proceeding” means any action, suit, arbitration, or other proceeding arising out of or relating to the interpretation or enforcement of, this Guaranty or the Transaction Documents, including (a) an Insolvency Proceeding; (b) any proceeding in which Buyer endeavors to realize upon any Security or to enforce any Transaction Document(s) (including this Guaranty) against Seller or Guarantor, whether or not Buyer prevails; and (c) any proceeding commenced by Seller or Guarantor against Buyer.

(g) “Security” means any security or collateral held by or for Buyer for the Transactions or the Guarantied Obligations, whether real or personal property, including any mortgage, deed of trust, financing statement, security agreement, and other security document or instrument of any kind securing the Transactions in whole or in part. “Security” shall include all assets and property of any kind whatsoever pledged or mortgaged to Buyer pursuant to the Transaction Documents.

(h) “Seller” has the meaning set forth in recital A to this Guaranty and shall include: (a) any estate created by the commencement of an Insolvency Proceeding affecting Seller; (b) any trustee, liquidator, sequestrator, or receiver of Seller or any of its property; and (c) any similar person duly appointed pursuant to any law governing any Insolvency Proceeding of Seller.

(i) “Sponsor” means Blackstone Mortgage Trust, Inc., a Maryland corporation.

(j) “State” means the State of New York.

(k) “Transaction Document” means each “Transaction Document” (as defined in the Repurchase Agreement) other than this Guaranty.

2. Absolute Guaranty of All Guarantied Obligations. (a) Guarantor hereby unconditionally and irrevocably guarantees to Buyer the prompt and complete payment and performance by Seller when due (whether at the stated maturity, by acceleration or otherwise) of the Guarantied Obligations.

(b) Guarantor further agrees to pay all reasonable and documented out-of-pocket expenses (including, without limitation, all reasonable out-of-pocket fees and disbursements of outside counsel) which are actually incurred by Buyer in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Guarantied Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty. This Guaranty shall remain in full force and effect until the Guarantied Obligations are paid in full, notwithstanding that from time to time prior thereto Seller may be free from any Guarantied Obligations.

(c) No payment or payments made by Seller or any other Person or received or collected by Buyer from Seller or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Guarantied Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable for the amount of the then-outstanding Guarantied Obligations until the Guarantied Obligations are paid in full.

(d) Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of Guarantor’s liability hereunder, Guarantor will notify Buyer in writing that such payment is made under this Guaranty for such purpose.

3. Nature of Liability. Guarantor’s liability under this Guaranty is primary and not secondary.

4. Changes in Transaction Documents. Until the Guarantied Obligations have been paid in full, without notice to, or consent by, Guarantor, and in Buyer’s sole and absolute discretion and without prejudice to Buyer or in any way limiting or reducing Guarantor’s liability under this Guaranty, Buyer may: (a) grant extensions of time, renewals or other indulgences or modifications to Seller or any other party under any of the Transaction Document(s), (b) change, amend or modify any Transaction Document(s), (c) authorize the sale, exchange, release or subordination of any Security, (d) accept or reject additional Security, (e) discharge or release any party or parties liable under the Transaction Documents, (f) foreclose or otherwise realize on any Security, or attempt to foreclose or otherwise realize on any Security, whether such attempt is successful or unsuccessful, (g) accept or make compositions or other arrangements or file or refrain from filing a claim in any Insolvency Proceeding, (h) enter into other Transactions with Seller in such amount(s) and at such time(s) as Buyer may determine, (i) credit payments in such manner and order of priority to Repurchase Prices, or other obligations as Buyer may determine in its discretion, and (j) otherwise deal with Seller and any other party related to the Transactions or any Security as Buyer may determine in its sole and absolute discretion. Without limiting the generality of the foregoing, Guarantor’s liability under this Guaranty shall continue even if Buyer alters any obligations under the Transaction Documents in any respect or Buyer’s or Guarantor’s remedies or rights against Seller are in any way impaired or suspended without Guarantor’s consent. If Buyer performs any of the actions described in this paragraph, then Guarantor’s liability shall continue in full force and effect even if Buyer’s actions impair, diminish or eliminate Guarantor’s subrogation, contribution, or reimbursement rights (if any) against Seller, or otherwise adversely affect Guarantor or expand Guarantor’s liability hereunder.

5. [Reserved].

6. Nature of Guaranty. Guarantor’s liability under this Guaranty is a guaranty of payment of the Guarantied Obligations, and is not a guaranty of collection or collectability. Guarantor’s liability under this Guaranty is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of any of the Transaction Documents. Guarantor’s liability under this Guaranty is a continuing, absolute, and unconditional obligation under any and all circumstances whatsoever (except as expressly stated, if at all, in this Guaranty), without regard to the validity, regularity or enforceability of any of the Guarantied Obligations. Guarantor acknowledges that Guarantor is fully obligated under this Guaranty even if Seller had no liability at the time of execution of the Transaction Documents or later ceases to be liable under any Transaction Document, whether pursuant to Insolvency Proceedings or otherwise. Guarantor shall not be entitled to claim, and irrevocably covenants not to raise or assert, any defenses against any Guarantied Obligation that would or might be available to Seller, other than actual payment and performance of such Guarantied Obligations in full in accordance with their terms. Guarantor waives any right to compel Buyer to proceed first against Seller or any Security before proceeding against Guarantor. Guarantor agrees that if any of the Guarantied Obligations are or become void or unenforceable (because of inadequate consideration, lack of capacity, Insolvency Proceedings, or for any other reason), then Guarantor’s liability under this Guaranty shall continue in full force with respect to all Guarantied Obligations as if they were and continued to be legally enforceable, all in accordance with their terms and, in the case of Insolvency Proceedings, before giving effect to the Insolvency Proceedings. Guarantor waives any defense that might otherwise be available to Guarantor based on the proposition that a guarantor’s liability cannot exceed the liability of the principal. Guarantor intends to be fully liable under the Guarantied Obligations, regardless of the scope of Seller’s liability thereunder. Guarantor waives any defenses to this Guaranty arising or purportedly arising from the manner in which Buyer disburses the Purchase Price for any Purchased Loan to Seller or otherwise, or any waiver of the terms of any Transaction Document by Buyer or other failure of Buyer to require full compliance with the Transaction Documents. Except as expressly provided otherwise in this Guaranty, Guarantor’s liability under this Guaranty shall continue until the later of (i) all sums due under the Transaction Documents having been paid in full and (ii) the termination of the Repurchase Agreement, notwithstanding that from time to time prior thereto, Seller may be free from any Guarantied Obligations. Guarantor’s liability under this Guaranty shall not be limited or affected in any way by any impairment or any diminution or loss of value of any Security whether caused by (a) hazardous substances, (b) Buyer’s failure to perfect a security interest in any Security, (c) any disability or other defense(s) of Seller, or (d) any breach by Seller of any representation or warranty contained in any Transaction Document.

7. Waivers of Rights and Defenses. Guarantor waives any right to require Buyer to (a) proceed against Seller, (b) proceed against or exhaust any Security, or (c) pursue any other right or remedy for Guarantor’s benefit. Guarantor agrees that Buyer may proceed against Guarantor with respect to the Guarantied Obligations without taking any actions against Seller and without proceeding against or exhausting any Security. Guarantor agrees that Buyer may unqualifiedly exercise in its sole discretion (or may waive or release, intentionally or unintentionally) any or all rights and remedies available to it against Seller without impairing Buyer’s rights and remedies in enforcing this Guaranty, under which Guarantor’s liabilities shall remain independent and unconditional. Guarantor agrees and acknowledges that Buyer’s exercise (or waiver or release) of certain of such rights or remedies may affect or eliminate Guarantor’s right of subrogation or recovery against Seller (if any) and that Guarantor may incur a partially or totally nonreimbursable liability in performing under this Guaranty. Guarantor has assumed the risk of any such loss of subrogation rights, even if caused by Buyer’s acts or omissions. If Buyer’s enforcement of rights and remedies, or the manner thereof, limits or precludes Guarantor from exercising any right of subrogation that might otherwise exist, then the foregoing shall not in any way limit Buyer’s rights to enforce this Guaranty. Without limiting the generality of any other waivers in this Guaranty, Guarantor expressly waives any statutory or other right (except as set forth herein) that Guarantor might otherwise have to: (i) limit Guarantor’s liability after a nonjudicial foreclosure sale to the difference between the Guarantied Obligations and the fair market value of the property or interests sold at such nonjudicial foreclosure sale or to any other extent, (ii) otherwise limit Buyer’s right to recover a deficiency judgment after any foreclosure sale, or (iii) require Buyer to exhaust its Security before Buyer may obtain a personal judgment for any deficiency. Any proceeds of a foreclosure or similar sale may be applied first to any obligations of Seller that do not also constitute Guarantied Obligations within the meaning of this Guaranty. Guarantor acknowledges and agrees that any nonrecourse or exculpation provided for in any Transaction Document, or any other provision of a Transaction Document limiting Buyer’s recourse to specific Security or limiting Buyer’s right to enforce a deficiency judgment against Seller or any other person, shall have absolutely no application to Guarantor’s liability under this Guaranty. To the extent that Buyer collects or receives any sums or payments from Seller or any proceeds of a foreclosure or similar sale, Buyer shall have the right, but not the obligation, to apply such amounts first to that portion of Seller’s indebtedness and obligations to Buyer (if any) that is not covered by this Guaranty, regardless of the manner in which any such payments and/or amounts are characterized by the person making the payment.

8. Additional Waivers. Guarantor waives diligence and all demands, protests, presentments and notices of every kind or nature, including notices of protest, dishonor, nonpayment, acceptance of this Guaranty and the creation, renewal, extension, modification or accrual of any of the Guarantied Obligations; provided, however, that the foregoing shall not constitute a waiver by Guarantor of any notice that Buyer is expressly required to provide to Seller or Guarantor hereunder or under the Transaction Documents. Guarantor further waives the right to plead any and all statutes of limitations as a defense to Guarantor’s liability under this Guaranty or the enforcement of this Guaranty. No failure or delay on Buyer’s part in exercising any power, right or privilege under this Guaranty shall impair or waive any such power, right or privilege.

9. Other Actions Taken or Omitted. Notwithstanding any other action taken or omitted to be taken with respect to the Transaction Documents, the Guarantied Obligations, or the Security, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guarantied Obligations, pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guarantied Obligations, when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied as to any Guarantied Obligation only upon the full and final payment and satisfaction of such Guarantied Obligations.

10. No Duty to Exhaust Rights or Remedies. To the extent that Guarantor at any time incurs any liability under this Guaranty, Guarantor shall immediately pay Buyer (to be applied on account of the Guarantied Obligations) the amount provided for in this Guaranty, without any requirement that Buyer demonstrate that the Security is inadequate for the Transactions; or that Buyer has otherwise exercised (to any degree) or exhausted any of Buyer’s rights or remedies with respect to Seller or any Security.

11. Full Knowledge. Guarantor acknowledges, represents, and warrants that Guarantor has had a full and adequate opportunity to review the Transaction Documents, the transactions contemplated by the Transaction Documents, and all underlying facts relating to such transactions. Guarantor represents and warrants that Guarantor fully understands: (a) the remedies Buyer may pursue against Seller and/or Guarantor in the event of a default under the Transaction Documents, (b) the value (if any) and character of any Security, and (c) Seller’s financial condition and ability to perform under the Transaction Documents. Guarantor agrees to keep itself fully informed regarding all aspects of the foregoing and the performance of Seller’s obligations to Buyer. Buyer has no duty, whether now or in the future, to disclose to Guarantor any information pertaining to Seller, the Transactions or any Security. At any time provided for in the Transaction Documents, Guarantor agrees and acknowledges that an Insolvency Proceeding affecting Guarantor, or other actions or events relating to Guarantor (including Guarantor’s failure to comply with the covenants in Section 5 of this Guaranty), in each case, as set forth in the Transaction Documents, may be event(s) of default under the Transaction Documents.

12. Representations and Warranties. Guarantor acknowledges, represents and warrants as of the date hereof and as of each Purchase Date as follows, and acknowledges that Buyer is relying upon the following acknowledgments, representations, and warranties by Guarantor in entering into the Transactions:

(a) Due Execution; Enforceability. The Guaranty has been duly executed and delivered by Guarantor, for good and valuable consideration. The Guaranty constitutes the legal, valid and binding obligations of Guarantor, enforceable against Guarantor in accordance with its respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(b) No Conflict. The execution, delivery, and performance of this Guaranty will not conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Guarantor, (ii) any contractual obligation to which Guarantor is now a party or by which it is otherwise bound or to which the assets of Guarantor are subject or constitute a default thereunder, or result in the creation or imposition of any Lien upon any of the assets of Guarantor thereunder, other than pursuant to this Guaranty, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Guarantor, or (iv) any applicable requirement of law, in each case under the foregoing clauses (ii), (iii) and (iv), to the extent that such conflict or breach would have a material adverse effect upon Guarantor’s ability to perform its obligations hereunder. Guarantor has all necessary licenses, permits and other consents from Governmental Authorities necessary for the performance of its obligations under this Guaranty, except to the extent the failure to have any such licenses, permits or consents would not result in a Material Adverse Effect.

(c) Litigation; Requirements of Law. Except as otherwise disclosed in writing to Buyer prior to the Closing Date, there is no action, suit, proceeding, investigation, or arbitration pending or threatened against Guarantor, Seller or their respective assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or, to Guarantor’s knowledge, threatened in writing against Guarantor which is reasonably likely to result in any Material Adverse Effect. Guarantor is in compliance in all material respects with all requirements of law applicable to Guarantor. Neither Guarantor nor Seller is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(d) No Third Party Consent Required. No consent of any person (including creditors or partners, members, stockholders, or other owners of Guarantor), except those consents provided as of this date hereof, is required in connection with Guarantor’s execution of this Guaranty or performance of Guarantor’s obligations under this Guaranty. Guarantor’s execution of, and obligations under, this Guaranty are not contingent upon any consent, license, permit, approval, or authorization of, exemption by, notice or report to, or registration, filing, or declaration with, any governmental authority, bureau, or agency, whether local, state, federal, or foreign.

(e) Authority and Execution. Guarantor is duly formed and validly existing under the laws of the State of Delaware and has full power, authority, and legal right to execute, deliver and perform its obligations under this Guaranty. Guarantor has taken all necessary organizational and legal action to authorize this Guaranty.

(f) No Representations by Buyer. Guarantor delivers this Guaranty based solely upon Guarantor’s own independent investigation and based in no part upon any representation or statement by Buyer.

(g) Prohibited Person. (i) None of the funds or other assets of Guarantor constitute property of, or are, to Guarantor’s Knowledge, beneficially owned, directly or indirectly, by a Prohibited Person (as defined in the Repurchase Agreement) with the result that the investment in Guarantor (whether directly or indirectly), is prohibited by law or the entering into the Repurchase Agreement or acceptance of this Guaranty by

Buyer is in violation of law; (ii) to Guarantor’s Knowledge, no Prohibited Person has any interest of any nature whatsoever in Guarantor with the result that the investment in Guarantor (whether directly or indirectly), is prohibited by law or the entering into this Guaranty is in violation of law; (iii) to Guarantor’s Knowledge, none of the funds of Guarantor have been derived from any unlawful activity with the result that the investment in Guarantor (whether directly or indirectly), is prohibited by law or the entering into this Guaranty is in violation of law; (iv) to Guarantor’s Knowledge, Guarantor has not conducted and will not conduct any business and has not engaged and will not engage in any transaction dealing with any Prohibited Person; and (v) Guarantor is not a Prohibited Person and has not been convicted of a felony or a crime which if prosecuted under the laws of the United States of America would be a felony.

(h) Investment Company Act. Guarantor is not required to register as an “investment company” under the Investment Company Act of 1940, as amended.

(i) Taxes. Except as disclosed in writing to Buyer by Guarantor prior to the Closing Date, Guarantor has filed or caused to be filed all federal and other material Tax returns which would be delinquent if they had not been filed on or before the date hereof and has paid all Taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP; no Tax liens have been filed against any of Guarantor’s assets and, to the best knowledge of Guarantor, no claims are being asserted with respect to any such Taxes, fees or other charges.

Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by Guarantor on and as of (a) the date of this Guaranty, (b) each Purchase Date, and (c) each date on which any Extension Term, if any, commences, in each case, as though made under this Guaranty on and as of such date.

13. No Misstatements. No information, exhibit, report or certificate furnished by Guarantor to Buyer in connection with the Transactions or any Transaction Document contains any material misstatement of fact nor omits any fact necessary to make such information, exhibit, report, or certificate not materially misleading when taken as a whole and in light of the circumstances under which they were furnished.

14. Reimbursement and Subrogation Rights. Except to the extent that Buyer notifies Guarantor to the contrary in writing from time to time:

(a) General Deferral of Reimbursement. Except to the extent set forth in Section 14(b) below, Guarantor waives any right to be reimbursed by Seller for any payment(s) made by Guarantor on account of the Guarantied Obligations, unless and until all Guarantied Obligations have been paid in full and all periods within which such payments may be set aside or invalidated have expired. Guarantor acknowledges that Guarantor has received adequate consideration for execution of this Guaranty by virtue of Buyer’s entering into the Transactions (which benefit Guarantor, as a direct or indirect owner or principal of Seller) and Guarantor does not require or expect, and is not entitled to, any other right of reimbursement against Seller as consideration for this Guaranty.

(b) Deferral of Subrogation and Contribution. Guarantor agrees it shall have no right of subrogation against Seller or Buyer and no right of subrogation against any Security unless and until all amounts due under the Transaction Documents have been paid in full and all other performance required under the Transaction Documents has been rendered in full to Buyer (such deferral of Guarantor’s subrogation and contribution rights, the “Subrogation Deferral”). Guarantor further agrees that, if any amount shall be paid to Guarantor on account of any such subrogation rights at any time when all of the Guarantied Obligations shall not have been paid in full, such amount shall be held by Guarantor in trust for Buyer, and shall, forthwith upon receipt by Guarantor, be turned over to Buyer by Guarantor (duly indorsed by Guarantor to Buyer, if required), to be applied against the Guarantied Obligations, whether matured or unmatured, in such order as Buyer may determine.

(c) Effect of Invalidation. To the extent that a court of competent jurisdiction determines that Guarantor’s Subrogation Deferral is void or voidable for any reason, Guarantor agrees, notwithstanding any acts or omissions by Buyer that Guarantor’s rights of subrogation against Seller or Buyer and Guarantor’s right of subrogation against any Security shall at all times be junior and subordinate to Buyer’s rights against Seller and to Buyer’s right, title and interest in such Security.

(d) Claims in Insolvency Proceeding. Guarantor shall not file any claim in any Insolvency Proceeding affecting Seller or Sponsor unless Guarantor simultaneously assigns and transfers such claim to Buyer, without consideration, pursuant to documentation fully satisfactory to Buyer. Guarantor shall automatically be deemed to have assigned and transferred such claim to Buyer whether or not Guarantor executes documentation to such effect, and by executing this Guaranty hereby authorizes Buyer (and grants Buyer a power of attorney coupled with an interest, and hence irrevocable) to execute and file such assignment and transfer documentation on Guarantor’s behalf. Buyer shall have the sole right to vote, receive distributions, and exercise all other rights with respect to any such claim, provided, however, that if and when the Guarantied Obligations have been paid in full Buyer shall release to Guarantor any further payments received on account of any such claim.

15. Waiver Disclosure. Guarantor acknowledges that pursuant to this Guaranty, Guarantor has waived a substantial number of defenses that Guarantor might otherwise under some circumstance(s) be able to assert against Guarantor’s liability to Buyer. Guarantor acknowledges and confirms that Guarantor has substantial experience as a sophisticated participant in substantial commercial real estate transactions (including financings) and is fully familiar with the legal consequences of signing this or any other guaranty. In addition, Guarantor is represented by competent counsel. Guarantor has obtained from such counsel, and understood, a full explanation of the nature, scope, and effect of the waivers contained in this Guaranty (a “Waiver Disclosure”). In the alternative, Guarantor has, with advice from such counsel, knowingly and intentionally waived obtaining a Waiver Disclosure.

Accordingly Guarantor does not require or expect Buyer to provide a Waiver Disclosure. It is not necessary for Buyer or this Guaranty to provide or set forth any Waiver Disclosure, notwithstanding any principles of law to the contrary. Nevertheless, Guarantor specifically acknowledges that Guarantor is fully aware of the nature, scope, and effect of all waivers contained in this Guaranty, all of which have been fully disclosed to Guarantor. Guarantor acknowledges that as a result of the waivers contained in this Guaranty:

(a) Actions by Buyer. Buyer will be able to take a wide range of actions relating to Seller, the Transactions, and the Transaction Documents, all without Guarantor’s consent or notice to Guarantor. Guarantor’s full and unconditional liability under this Guaranty will continue whether or not Guarantor has consented to such actions. Guarantor may disagree with or disapprove such actions, and Guarantor may believe that such actions should terminate or limit Guarantor’s obligations under this Guaranty, but such disagreement, disapproval, or belief on the part of Guarantor will in no way limit Guarantor’s obligations under this Guaranty.

(b) Interaction with Seller Liability. Guarantor shall be fully liable for all Guarantied Obligations even if Seller has no liability whatsoever under the Transaction Documents or the Transaction Documents are otherwise invalid, unenforceable, or subject to defenses available to Seller. Guarantor acknowledges that Guarantor’s full and unconditional liability under this Guaranty (with respect to the Guarantied Obligations as if they were fully enforceable against Seller) will continue notwithstanding any such limitations on or impairment of Seller’s liability.

(c) Timing of Enforcement. Buyer will be able to enforce this Guaranty against Guarantor even though Buyer might also have available other rights and remedies that Buyer could conceivably enforce against the Security or against other parties. As a result, Buyer may require Guarantor to pay the Guarantied Obligations, earlier than Guarantor would prefer to pay the Guarantied Obligations, including immediately upon the occurrence of a default by Seller. Guarantor will not be able to assert against Buyer various defenses, theories, excuses, or procedural requirements that might otherwise force Buyer to delay or defer the enforcement of this Guaranty against Guarantor. Guarantor acknowledges that Guarantor intends to allow Buyer to enforce the Guaranty against Guarantor in such manner.

(d) Continuation of Liability. Guarantor’s liability for the Guarantied Obligations shall continue at all times until the Guarantied Obligations have actually been paid in full, even if other circumstances have changed such that in Guarantor’s view Guarantor’s liability under this Guaranty should terminate, except to the extent that any express conditions to the termination of this Guaranty, as set forth in this Guaranty, have been satisfied.

16. Buyer’s Disgorgement of Payments. Upon payment of all or any portion of the Guarantied Obligations, Guarantor’s obligations under this Guaranty shall continue and remain in full force and effect at all times until the Guarantied Obligations have actually been paid in full, if all or any part of such payment is, pursuant to any Insolvency Proceeding or otherwise, avoided or recovered directly or indirectly from Buyer as a preference, fraudulent transfer, or otherwise, irrespective of (a) any notice of revocation given by Guarantor prior to such avoidance or recovery, or (b) payment in full of the Transactions. Subject to the foregoing, Guarantor’s liability under this Guaranty shall continue until all periods have expired within which Buyer could (on account of any Insolvency Proceedings, whether or not then pending, affecting Seller or any other person) be required to return, repay, or disgorge any amount paid at any time on account of the Guarantied Obligations.

17. Notice of Default and Litigation. Guarantor shall promptly, and in any event within three (3) Business Days after service of process, or other written notice to Guarantor thereof or Guarantor otherwise obtaining Knowledge thereof, notify Buyer of the commencement, or threat in writing of, any action, suit, proceeding, investigation or arbitration involving Guarantor or Seller or assets or any judgment in any action, suit, proceeding, investigation or arbitration involving Guarantor or Seller or assets, which in any of the foregoing cases (i) relates to any Purchased Loan, (ii) questions or challenges the validity or enforceability of any Transaction or Transaction Document, (iii) makes a claim or claims against Guarantor in an aggregate amount in excess of $25,000,000 or (iv) that, individually or in the aggregate, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

18. Right to Set Off. Notwithstanding anything to the contrary contained herein, no provision of this Guaranty shall be deemed to limit, decrease or in any way diminish any rights of set-off Buyer may have with respect to any cash, cash equivalents, certificates of deposit or the like which may now or hereafter be put on deposit with Buyer by Seller or by Guarantor. Upon the occurrence and during the continuance of any Event of Default, Buyer is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any and all amounts owing by Buyer to or for the credit or the account of Guarantor against any and all of the obligations of Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not Buyer shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured. Buyer agrees promptly to notify Guarantor after any set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application or this Guaranty. The rights of Buyer under this Section 18 are in addition to other rights and remedies (including, without limitation, other rights to set-off) which Buyer may have.

19. Consent to Jurisdiction. Guarantor agrees that any Proceeding to enforce this Guaranty may be brought in any state or federal court located in City of New York, New York. By executing this Guaranty, Guarantor irrevocably accepts and submits to the exclusive personal jurisdiction of each of the aforesaid courts, generally and unconditionally with respect to any such Proceeding. Guarantor agrees not to assert any basis for transferring jurisdiction of any such proceeding to another court. Guarantor further agrees that a final judgment against Guarantor in any Proceeding shall be conclusive evidence of Guarantor’s liability for the full amount of such judgment.

20. Merger; No Conditions; Amendments. This Guaranty, as amended from time to time by agreement between Guarantor and Buyer, contains the entire agreement among the parties with respect to the matters set forth in this Guaranty. This Guaranty supersedes all prior agreements among the parties with respect to the matters set forth in this Guaranty. No course of prior dealings among the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement, modify, or vary any terms of this Guaranty. This Guaranty is unconditional. There are no unsatisfied conditions to the full effectiveness of this Guaranty. No terms or provisions of this Guaranty may be changed, waived, revoked, or amended without Buyer’s written agreement. If any provision of this Guaranty is determined to be unenforceable, then all other provisions of this Guaranty shall remain fully effective.

21. Enforcement. Guarantor acknowledges that this Guaranty is an “instrument for the payment of money only,” within the meaning of New York Civil Practice Law and Rules Section 3213. In the event of any Proceeding between Seller or Guarantor and Buyer, including any Proceeding in which Buyer enforces or attempts to enforce this Guaranty or the Transactions against Seller or Guarantor, or in the event of any Guarantor Litigation, Guarantor shall reimburse Buyer for all Costs of such Proceeding.

22. Fundamental Changes. Guarantor shall not wind up, liquidate, or dissolve its affairs or enter into any transaction of merger or consolidation, or sell, lease, or otherwise dispose of (or agree to do any of the foregoing) all or substantially all of its property or assets, without Buyer’s prior written consent.

23. Prohibited Person. Guarantor shall not, without prior written consent of Buyer, knowingly conduct any business, nor engage in any transaction or dealing, with any Prohibited Person (as defined in the Repurchase Agreement), including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order 13224 issued on September 24, 2001. Guarantor further covenants and agrees to deliver (from time to time) to Buyer any such certification or other evidence as may be requested by Buyer in its sole and absolute discretion, confirming that Guarantor has not knowingly engaged in any business, transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person.

24. Further Assurances. Guarantor shall execute and deliver such further documents, and perform such further acts, as Buyer may request to achieve the intent of the parties as expressed in this Guaranty, provided in each case that any such documentation is consistent with this Guaranty and with the Transaction Documents.

25. Certain Entities. If Seller or Guarantor is a partnership, limited liability company, or other unincorporated association, then: (a) Guarantor’s liability shall not be impaired by changes in the name or composition of Seller or Guarantor; and (b) the withdrawal or removal of any partner(s) or member(s) of Seller or Guarantor shall not diminish Guarantor’s liability or, if Guarantor is a partnership, the liability of any withdrawing general partners of Guarantor.

26. Counterparts. This Guaranty may be executed in counterparts each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery by telecopier or other electronic transmission (including a .pdf e-mail transmission) of an executed counterpart of a signature page to this Guaranty shall be effective as delivery of an original executed counterpart of this Guaranty.

27. WAIVER OF TRIAL BY JURY. GUARANTOR WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING FROM OR RELATING TO THIS GUARANTY OR THE TRANSACTION DOCUMENTS OR ANY OBLIGATION(S) OF GUARANTOR HEREUNDER OR UNDER THE TRANSACTION DOCUMENTS.

28. Miscellaneous.

(a) Assignability. Buyer may assign the rights under this Guaranty (in whole or in part) together with any one or more of the Transaction Documents in accordance with the Repurchase Agreement without in any way affecting Guarantor’s liability. Upon request in connection with any such assignment Guarantor shall deliver such documentation as Buyer shall reasonably request. Buyer may from time to time designate any Person to hold and exercise any or all of Buyer’s rights and remedies under this Guaranty. This Guaranty shall benefit Buyer and its successors and assigns and shall bind Guarantor and its heirs, executors, administrators, successors and assigns. Guarantor may not assign this Guaranty in whole or in part without the prior written consent of Buyer.

(b) Notices. All notices, requests, and demands to be made under this Guaranty shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by email provided that such email notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address set forth in Annex I attached to this Guaranty or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 28(b). A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered on a Business Day, (c) in the case of expedited prepaid delivery upon delivery on a Business Day, or (d) in the case of email, upon delivery such email; provided that (i) such email notice was also delivered by one of the means set forth in (a), (b) or (c) above (which may arrive after such email), and (ii) the transmitting party did not receive an electronic notice of a transmission failure. A party receiving a notice which does not comply with the technical requirements for notice under this Section 28(b) may elect to waive any deficiencies and treat the notice as having been properly given.

(c) Interpretation. This Guaranty shall be enforced and interpreted according to the laws of the State, including Section 5-1401 of the General Obligations Law, but otherwise disregarding its rules on conflicts of laws. The word “include” and its variants shall be interpreted in each case as if followed by the words “without limitation.”

29. Business Purposes. Guarantor acknowledges that this Guaranty is executed and delivered for business and commercial purposes, and not for personal, family, household, consumer, or agricultural purposes. Guarantor acknowledges that Guarantor is not entitled to, and does not require the benefits of, any rights, protections, or disclosures that would or may be required if this Guaranty were given for personal, family, household, consumer, or agricultural purposes. Guarantor acknowledges that none of Guarantor’s obligation(s) under this Guaranty constitute(s) a “debt” within the meaning of the United States Fair Debt Collection Practices Act, 15 U.S.C. § 1692a(5), and accordingly compliance with the requirements of such Act is not required if Buyer (directly or acting through its counsel) makes any demand or commences any action to enforce this Guaranty.

30. No Third-Party Beneficiaries. This Guaranty is executed and delivered for the benefit of Buyer and its successors and permitted assigns, and is not intended to benefit any third party.

31. CERTAIN ACKNOWLEDGMENTS BY GUARANTOR. GUARANTOR ACKNOWLEDGES THAT BEFORE EXECUTING THIS GUARANTY: (A) GUARANTOR HAS HAD THE OPPORTUNITY TO REVIEW IT WITH AN ATTORNEY OF GUARANTOR’S CHOICE; (B) BUYER HAS RECOMMENDED TO GUARANTOR THAT GUARANTOR OBTAIN SEPARATE COUNSEL, INDEPENDENT OF SELLER’S COUNSEL, REGARDING THIS GUARANTY; AND (C) GUARANTOR HAS CAREFULLY READ THIS GUARANTY AND UNDERSTOOD THE MEANING AND EFFECT OF ITS TERMS, INCLUDING ALL WAIVERS AND ACKNOWLEDGMENTS CONTAINED IN THIS GUARANTY AND THE FULL EFFECT OF SUCH WAIVERS AND THE SCOPE OF GUARANTOR’S OBLIGATIONS UNDER THIS GUARANTY.

32. Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guarantied Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or any similar officer or agent under any federal or state law or any such similar law of any other applicable jurisdiction for, Seller or any substantial part of Seller’s property, or otherwise, all as though such payments had not been made.

33. Intentionally Omitted.

34. Safe Harbor. The parties hereto intend (a) for this Guaranty and each Transaction to qualify for the safe harbor treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and that payments under the Repurchase Documents are deemed “margin payments,” “settlement payments” or a “transfer,” as defined in Section 101 of the Bankruptcy Code, (b) for the grant of a security interest set forth in Section 6 of the Repurchase Agreement to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code, and (c) that Buyer (for so long as Buyer is a “financial institution,” “financial participant” or other entity listed in Section 555, 559 or 362(b)(6) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “securities contract,” including (x) the rights, set forth in Sections 13 and 22 of the Repurchase Agreement and in Section 555, 559 and 561 of the Bankruptcy Code, to liquidate the Purchased Loans and the Trust Interests and terminate the Repurchase Agreement and this Guaranty, and (y) the right to offset or net out as set forth in the Repurchase Agreement, in Section 18 hereof and in Section 362(b)(6) of the Bankruptcy Code.

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IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the day first written above.

GUARANTOR:

PARLEX 15 HOLDCO, LLC, a Delaware limited liability company

By:	/s/ Douglas N. Armer
Name:	Douglas N. Armer
Title:	Executive Vice President, Capital Markets, and Treasurer

Member Guaranty

BXMT

ANNEX I

Address for Notices to Guarantor:

345 Park Avenue

New York, New York 10154

Attention: Douglas Armer

Email: BXMTDeutscheRepo@blackstone.com

Telephone: (212) 583-5000

With a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: Daniel L. Stanco

Email: daniel.stanco@ropesgray.com

Telephone: (212) 841-5758

Address for Notices to Buyer:

Deutsche Bank AG, Cayman Islands Branch

60 Wall Street

New York, New York 10005

Attention:    Tom Rugg

Telephone:  (212) 250-3541

Telecopy:    (212) 797-5630

Email:         tom.rugg@db.com

With copies to:

Deutsche Bank AG, Cayman Islands Branch

60 Wall Street

New York, New York 10005

Attention: General Counsel

and

Deutsche Bank AG, Cayman Islands Branch

60 Wall Street

New York, New York 10005

Attention:    Robert W. Pettinato Jr.

Telephone:  (212) 797-0286

Telecopy:    (212) 797-5630

Email:         robert.pettinato@db.com

and

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, NY 10281

Attention:    Y. Jeffrey Rotblat

Telephone:  (212) 504-6401

Telecopy:    (212) 504-6666